NEWS RELEASE

February 10, 2015

NCR Announces Fourth Quarter 2014 Results

•	Revenue increased 6% to $1.77 billion, up 11% constant currency; 32% growth in software-related revenue to $477 million, including 231% growth in cloud revenue to $129 million

•	Non-pension operating income (NPOI) increased 14% to $251 million; GAAP income from operations decreased 88% to $35 million, primarily related to restructuring and pension expense

•	Non-GAAP diluted EPS of $0.88 versus $0.83 in prior year; GAAP diluted EPS of $0.22, lower than prior year by $0.99, primarily due to restructuring and pension expense

•	Q4 and FY free cash flow of $229 million and $313 million; Q4 and FY GAAP net cash provided by operating activities of $289 million and $524 million

•	2015 full year guidance announced

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2014.

"Our fourth quarter and full year results were in-line with our revised expectations," said Chairman and CEO Bill Nuti. "Financial Services finished 2014 with a solid quarter, as global demand for our branch transformation solutions and the impact of Digital Insight drove results. While 2014 had its challenges, particularly in Retail Solutions, we made great progress this year continuing to transform NCR, including progress in executing our software and cloud strategy and ongoing success addressing legacy issues. We also remain positioned at the forefront of consumer transaction technologies across our markets. Looking ahead, we are excited about 2015 and the opportunities for NCR. Our focus is on driving improved execution, with an emphasis on our sales and services organizations, as well as taking the next steps in our reinvention. We will continue to deliver innovative solutions to our customers that help drive their success and make running their businesses easier."

Q4 Financial Summary

	Fourth Quarter
$ in millions, except per share amounts	2014	2013	Change
Revenue	$1,768	$1,670	6% *
Income from operations **	$35	$297	(88)%
Non-pension operating income (NPOI)	$251	$221	14%
Diluted earnings per share ***	$0.22	$1.21	(82)%
Non-GAAP diluted earnings per share	$0.88	$0.83	6%
*     Revenue growth of 11% on a constant currency basis.

**
Income from operations in the fourth quarter of 2014 includes a $33 million charge related to the ongoing restructuring plan and pension expense of $150 million primarily due to a non-cash, mark-to-market charge related to an update in the U.S. mortality table. Income from operations in the fourth quarter of 2013 includes $99 million of pension benefit.

***
Diluted earnings per share in the fourth quarter of 2014 includes $0.10 related to the ongoing restructuring plan and $0.43 related to pension expense. Diluted earnings per share in the fourth quarter of 2013 includes $0.41 related to pension benefit.

In this release, we use the non-GAAP measures non-pension operating income (NPOI), non-GAAP diluted earnings per share, free cash flow and revenue growth on a constant currency basis. These non-GAAP measures are described and reconciled to their most directly comparable GAAP measures elsewhere in this release.

Q4 Supplemental Revenue Information

	Fourth Quarter
$ in millions	2014	2013	Change
Cloud *	$129	$39	231%
Software License/Software Maintenance	189	171	11%
Professional Services	159	152	5%
Total Software-Related Revenue	477	362	32%
Hardware	714	715	—%
Other Services	577	593	(3%)
Total Revenue	$1,768	$1,670	6%

* Referred to as Software-as-a-Service or SaaS in prior Company earnings releases.

Software-related revenue increased 32% in the fourth quarter, including 231% growth in cloud revenues. Excluding the contribution of Digital Insight, software-related revenue increased 8% and cloud revenue increased 15%.

Q4 Operating Segment Results

	Fourth Quarter
$ in millions	2014	2013	% Change	% Change Constant Currency
Revenue by segment
Financial Services	$968	$852	14%	20%
Retail Solutions	526	536	(2)%	2%
Hospitality	172	176	(2)%	(1)%
Emerging Industries	102	106	(4)%	(1)%
Total Revenue	$1,768	$1,670	6%	11%
Operating income by segment
Financial Services	$159	$111
% of Financial Services Revenue	16.4%	13.0%
Retail Solutions	47	65
% of Retail Solutions Revenue	8.9%	12.1%
Hospitality	29	26
% of Hospitality Revenue	16.9%	14.8%
Emerging Industries	16	19
% of Emerging Industries Revenue	15.7%	17.9%
Segment operating income	$251	$221
% of Total Revenue	14.2%	13.2%

Revenue increased 6% compared to the prior year led by solid growth in Financial Services where branch transformation revenues continued to increase and Digital Insight contributed $93 million in the fourth quarter of 2014. Retail Solutions was lower than the prior year as we continued to face redirected information technology spending and delayed customer rollouts. Hospitality was lower due to decreased spend by certain global quick-service restaurants. Emerging Industries was lower due to the impact of the travel business. Foreign currency fluctuations negatively impacted total revenue by 5%.

Segment operating income increased 14% compared to the prior year. The increase was led by Financial Services, where growth was driven by a higher mix of software-related revenue. Retail Solutions operating income was as expected, and improved as a percentage of Retail Solutions revenue compared to Q3 2014. Hospitality operating income was higher than the prior year due to a favorable mix of revenue. Emerging Industries operating income was negatively impacted by costs associated with managed services contracts and continued investment in Small Business.

Free Cash Flow

	Fourth Quarter		Full Year
$ in millions	2014	2013	2014	2013
Net cash provided by operating activities	$289	$265	$524	$281
Total capital expenditures	(61)	(71)	(258)	(226)
Net cash provided by (used in) discontinued operations	(29)	(1)	(1)	(52)
Pension discretionary contributions and settlements	30	124	48	204
Free cash flow	$229	$317	$313	$207

Free cash flow decreased in the fourth quarter of 2014 as compared to the fourth quarter of 2013 mainly due to changes in working capital and the timing of cash outflows related to discontinued operations. Free cash flow improved in quarterly linearity in 2014 as compared to 2013 and increased mainly due to working capital improvements and recoveries related to the Fox River environmental matter.

2015 Outlook

The 2015 revenue guidance is expected to be roughly flat on an as-reported basis, and up 4% to 6% on a constant currency basis. We expect revenue growth to be driven by higher value solutions in Financial Services, Retail Solutions and Hospitality. NPOI is expected to be between $830 million and $870 million, primarily due to continued improvements in the software mix across the businesses and the benefit of the restructuring plan, partially offset by approximately $50 million of unfavorable foreign currency impacts. Non-GAAP diluted EPS is expected to be approximately $2.60 to $2.80, due to higher NPOI offset by approximately $0.20 per share of unfavorable foreign currency impacts and a higher effective income tax rate. We expect free cash flow of $325 million to $375 million, which includes restructuring spending of approximately $70 million to $85 million.

$ in millions, except per share amounts	2015 Guidance		2014 Actual
Revenue	$6,525 - $6,675	(1)	$6,591
Year-over-year revenue growth	(1%) to 1%	(1)	8%
Constant currency revenue growth	4% to 6%		10%
Income from operations (GAAP)	$625 - $690	(2)	$353	(2)
Non-pension operating income (NPOI)	$830 - $870		$820
Diluted earnings per share (GAAP)	$1.80 - $2.10	(2)	$1.06	(2)
Non-GAAP Diluted EPS	$2.60 - $2.80	(3)	$2.74
Net cash provided by operating activities	$595 - $625		$524
Free cash flow	$325 - $375		$313

(1)	Includes 5% of expected unfavorable foreign currency fluctuations.

(2)
For 2014, actuarial mark-to-market pension adjustment included; for 2015, actuarial mark-to-market pension adjustments to be determined in Q4 2015 excluded. The impact of the transfer of the UK London pension plan to an insurer expected to occur in 2015 or early 2016 is excluded from the 2015 guidance. The UK London pension plan was approximately $420 million overfunded as of December 31, 2014.

(3)
NCR expects approximately $215 million to $220 million of other expense, net including interest expense in 2015 and that its full-year 2015 effective income tax rate will be approximately 25% compared to 22% in 2014.

Related to the ongoing restructuring plan, NCR expects to incur a pre-tax charge of approximately $200 million to $225 million that will be included in income from continuing operations, with $163 million recorded in 2014 and the remainder recorded in 2015. The estimate includes both severance and asset related charges. The cash impact of the restructuring plan is expected to be approximately $100 million to $115 million, with $29 million incurred in 2014 and the remainder in 2015. Savings are expected to be approximately $70 million in 2015 and $105 million in 2016, with about 50% of the savings benefiting NPOI.

Q1 2015 Outlook

For the first quarter of 2015, the Company expects non-pension operating income (NPOI) to be in the range of $140 million to $150 million, compared to $155 million in the first quarter of 2014, and income from operations to be in the range of $90 million to $100 million, compared to $108 million in the first quarter of 2014. NCR expects its first quarter 2015 effective income tax rate to be approximately 23% and other expense, net including interest expense to be approximately $55 million.

2014 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EST) to discuss the fourth quarter 2014 results and guidance for first quarter and full-year 2015. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-710-4011 and entering the participant passcode 6260857.

More information on NCR’s Q4 2014 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to Investors This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s future plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about expected trends, and market and economic conditions affecting NCR and its business; the reinvention of NCR's business and expectations for NCR's growth; ongoing success addressing legacy issues and improved execution; NCR's ongoing restructuring plan and its costs, expected benefits and results; the impact of actions related to NCR's pension plans; and NCR's 2015 financial outlook (including in the sections entitled “2015 Outlook” and “Q1 2015 Outlook”). Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, market conditions in the retail industry; the impact of our indebtedness and its terms on our financial and operating activities; our ability to successfully introduce new solutions and compete in the information technology industry; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; the historical seasonality of our sales; foreign currency fluctuations; the availability and success of acquisitions, divestitures and alliances, including the acquisition of Digital Insight; our pension strategy and underfunded pension obligation; the success of our ongoing restructuring plan; tax rates; compliance with data privacy and protection requirements; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-Pension Operating Income and Non-GAAP Diluted Earnings Per Share. NCR’s non-pension operating income and non-GAAP diluted earnings per share are determined by excluding pension expense and special items, including amortization of acquisition related intangibles, from NCR’s GAAP income (loss) from operations. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR's management uses non-pension operating income and non-GAAP diluted earnings per share to evaluate year-over-year operating performance, to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure.

Revenue Growth on a Constant Currency Basis. NCR’s period-over-period revenue growth on a constant currency basis excludes the effects of foreign currency translation. Due to the variability of foreign exchange rates from period to period, NCR’s management uses revenue on a constant currency basis to evaluate period-over-period operating performance. Revenue growth on a constant currency basis is calculated by translating prior period revenue at current period monthly average exchange rates.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of free cash flow, in the body of this release.

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q4 2014 Actual	Q4 2013 Actual	2015 Guidance	2014 Actual
Diluted EPS (GAAP)	$0.22	$1.21	$1.80 - $2.10	$1.06
Pension (benefit) expense	0.43	(0.41)	0.01	0.38
Restructuring plan	0.10	—	0.18 - 0.28	0.68
Acquisition-related costs	0.01	0.03	0.04	0.12
Acquisition-related amortization of intangibles	0.11	0.07	0.47	0.47
Acquisition-related purchase price adjustments	—	0.01	—	0.02
OFAC and FCPA Investigations (1)	0.01	0.01	—	0.01
Japan valuation reserve release	—	(0.09)	—	—
Non- GAAP Diluted EPS	$0.88	$0.83	$2.60 - $2.80	$2.74

Reconciliation of Income from Operations (GAAP) to Non-pension Operating Income (non-GAAP)

$ in millions	Q4 2014 Actual	Q4 2013 Actual	2015 Guidance	2014 Actual	Q1 2015 Guidance	Q1 2014 Actual
Income from Operations (GAAP)	$35	$297	$625 - $690	$353	$90 - $100	$108
Pension (benefit) expense	150	(99)	4	152	1	(1)
Restructuring plan	33	—	39 - 64	160	15	—
Acquisition-related costs	2	2	10	27	2	14
Acquisition-related amortization of intangibles	30	17	127	119	32	30
Acquisition-related purchase price adjustments	—	3	—	6	—	3
OFAC and FCPA Investigations (1)	1	1	—	3	—	1
Non-pension Operating Income (non-GAAP)	$251	$221	$830 - $870	$820	$140 - $150	$155

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	2015 Guidance
Net cash provided by operating activities	$595 - $625
Total capital expenditures	(215) - (235)
Net cash provided by (used in) discontinued operations	(35)
Pension discretionary contributions and settlements	—
Free cash flow	$325 - $375

Reconciliation of Revenue Growth (GAAP) to Revenue Growth on a Constant Currency Basis (non-GAAP)

	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Constant Currency Revenue Growth % (non-GAAP)
Financial Services	14%	(6)%	20%
Retail Solutions	(2)%	(4)%	2%
Hospitality	(2)%	(1)%	(1)%
Emerging Industries	(4)%	(3)%	(1)%
Total Revenue	6%	(5)%	11%

(1) Estimated expenses for 2015 will be affected by, among other things, the status and progress of these matters.   There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC’s, the SEC’s or the DOJ’s investigations.

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2014	2013	2014	2013
Revenue
Products	$815	$801	$2,892	$2,912
Services	953	869	3,699	3,211
Total Revenue	1,768	1,670	6,591	6,123
Cost of products	599	575	2,153	2,152
Cost of services	737	565	2,706	2,231
Total gross margin	432	530	1,732	1,740
% of Revenue	24.4%	31.7%	26.3%	28.4%
Selling, general and administrative expenses	288	193	1,012	871
Research and development expenses	77	40	263	203
Restructuring-related charges	32	—	104	—
Income from operations	35	297	353	666
% of Revenue	2.0%	17.8%	5.4%	10.9%
Interest expense	(46)	(33)	(181)	(103)
Other (expense) income, net	(11)	(5)	(35)	(9)
Total other (expense), net	(57)	(38)	(216)	(112)
(Loss) income before income taxes and discontinued operations	(22)	259	137	554
% of Revenue	(1.2)%	15.5%	2.1%	9.0%
Income tax (benefit) expense	(62)	54	(48)	98
Income from continuing operations	40	205	185	456
(Loss) income from discontinued operations, net of tax	(5)	(8)	10	(9)
Net Income	35	197	195	447
Net income (loss) attributable to noncontrolling interests	2	(1)	4	4
Net income attributable to NCR	$33	$198	$191	$443
Amounts attributable to NCR common stockholders:
Income from continuing operations	$38	$206	$181	$452
(Loss) income from discontinued operations, net of tax	(5)	(8)	10	(9)
Net income	$33	$198	$191	$443
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.23	$1.24	$1.08	$2.73
Diluted	$0.22	$1.21	$1.06	$2.67
Net income per common share
Basic	$0.20	$1.19	$1.14	$2.68
Diluted	$0.19	$1.16	$1.12	$2.62
Weighted average common shares outstanding
Basic	168.5	166.5	167.9	165.4
Diluted	171.3	170.8	171.2	169.3

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change
Revenue by segment
Financial Services	$968	$852	14%	$3,561	$3,115	14%
Retail Solutions	526	536	(2)%	2,008	2,034	(1)%
Hospitality	172	176	(2)%	659	626	5%
Emerging Industries	102	106	(4)%	363	348	4%
Total Revenue	$1,768	$1,670	6%	$6,591	$6,123	8%
Operating income by segment
Financial Services	$159	$111		$543	$356
% of Revenue	16.4%	13.0%		15.2%	11.4%
Retail Solutions	47	65		155	205
% of Revenue	8.9%	12.1%		7.7%	10.1%
Hospitality	29	26		91	100
% of Revenue	16.9%	14.8%		13.8%	16.0%
Emerging Industries	16	19		31	56
% of Revenue	15.7%	17.9%		8.5%	16.1%
Subtotal-segment operating income	$251	$221		$820	$717
% of Revenue	14.2%	13.2%		12.4%	11.7%
Pension expense (benefit)	150	(99)		152	(78)
Other adjustments (1)	66	23		315	129
Total income from operations	$35	$297		$353	$666

(1)	The following table presents the other adjustments for NCR:

	For the periods ended December 31
	Three months		Twelve months
In millions	2014	2013	2014	2013
Restructuring plan	$33	$—	$160	$—
Acquisition-related amortization of intangible assets	30	17	119	65
Acquisition-related costs	2	2	27	46
Acquisition-related purchase price adjustments	—	3	6	15
OFAC and FCPA investigations	1	1	3	3
Total other adjustments	$66	$23	$315	$129

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$511	$424	$528
Restricted cash	—	—	1,114
Accounts receivable, net	1,404	1,454	1,339
Inventories	669	777	790
Other current assets	504	557	568
Total current assets	3,088	3,212	4,339
Property, plant and equipment, net	396	398	352
Goodwill	2,760	2,773	1,534
Intangibles, net	926	962	494
Prepaid pension cost	551	506	478
Deferred income taxes	349	245	441
Other assets	537	514	470
Total assets	$8,607	$8,610	$8,108
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$91	$85	$34
Accounts payable	712	705	670
Payroll and benefits liabilities	196	203	191
Deferred service revenue and customer deposits	494	529	525
Other current liabilities	481	486	461
Total current liabilities	1,974	2,008	1,881
Long-term debt	3,568	3,660	3,320
Pension and indemnity plan liabilities	705	513	532
Postretirement and postemployment benefits liabilities	170	172	169
Income tax accruals	181	189	189
Environmental liabilities	44	48	121
Other liabilities	67	76	99
Total liabilities	6,709	6,666	6,311
Redeemable noncontrolling interests	15	12	14
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2014, September 30, 2014, and December 31, 2013, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 168.6, 168.4, and 166.6 shares issued and outstanding as of December 31, 2014, September 30, 2014, and December 31, 2013, respectively	2	2	2
Paid-in capital	442	446	433
Retained earnings	1,563	1,530	1,372
Accumulated other comprehensive loss	(136)	(60)	(38)
Total NCR stockholders' equity	1,871	1,918	1,769
Noncontrolling interests in subsidiaries	12	14	14
Total stockholders' equity	1,883	1,932	1,783
Total liabilities and stockholders' equity	$8,607	$8,610	$8,108

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2014	2013	2014	2013
Operating activities
Net income	$35	$197	$195	$447
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	5	8	(10)	9
Depreciation and amortization	73	59	284	208
Stock-based compensation expense	5	7	31	41
Deferred income taxes	(97)	11	(125)	3
Gain on sale of property, plant and equipment and other assets	(3)	—	(5)	(14)
Impairment of long-lived and other assets	8	—	16	—
Changes in assets and liabilities:
Receivables	47	16	(30)	(136)
Inventories	107	51	121	10
Current payables and accrued expenses	2	45	35	21
Deferred service revenue and customer deposits	(36)	15	(34)	36
Employee benefit plans	117	(245)	105	(397)
Other assets and liabilities	26	101	(59)	53
Net cash provided by operating activities	289	265	524	281
Investing activities
Expenditures for property, plant and equipment	(30)	(36)	(118)	(116)
Proceeds from sales of property, plant and equipment	1	—	1	10
Additions to capitalized software	(31)	(35)	(140)	(110)
Business acquisition, net	—	(84)	(1,647)	(780)
Changes in restricted cash	—	(1,114)	1,114	(1,114)
Other investing activities, net	(2)	—	2	5
Net cash used in investing activities	(62)	(1,269)	(788)	(2,105)
Financing activities
Short term borrowings, net	(2)	—	—	(1)
Payments on term credit facilities	(17)	—	(37)	(35)
Borrowings on term credit facilities	—	29	250	329
Payments on revolving credit facilities	(522)	(164)	(1,050)	(1,009)
Borrowings on revolving credit facilities	456	164	1,146	1,009
Proceeds from bond offerings	—	1,100	—	1,100
Debt issuance costs	(2)	(24)	(5)	(36)
Proceeds from employee stock plans	3	5	13	57
Purchase of noncontrolling interests	—	(24)	—	(24)
Tax withholding payments on behalf of employees	—	(2)	(28)	(30)
Other financing activities	(2)	(3)	(5)	(3)
Net cash (used in) provided by financing activities	(86)	1,081	284	1,357
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	(29)	(1)	(1)	(52)
Effect of exchange rate changes on cash and cash equivalents	(25)	(8)	(36)	(22)
Increase (decrease) in cash and cash equivalents	87	68	(17)	(541)
Cash and cash equivalents at beginning of period	424	460	528	1,069
Cash and cash equivalents at end of period	$511	$528	$511	$528